Exhibit 99(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 28, 2015 with respect to the financial statements of AB Discovery Growth Fund, Inc. (formerly AllianceBernstein Discovery Growth Fund, Inc.) for the fiscal year ended July 31, 2015, which is incorporated by reference in this Post-Effective Amendment No. 158 to the Registration Statement (Form N-1A No. 2-10768) of AB Discovery Growth Fund, Inc.


                                                       /s/ ERNST & YOUNG LLP


New York, New York
October 28, 2015